Exhibit 4
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Kelly Services, Inc. (“we”, “us” or “our”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Class A common stock and Class B common stock.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is based upon our amended and restated certificate of incorporation and bylaws. The summary does not purport to be complete, and is subject to and qualified by reference to our amended and restated certificate of incorporation and bylaws, which are included as exhibits to this Annual Report on Form 10-K filed with the Securities and Exchange Commission and are incorporated by reference herein. For additional information, please read our amended and restated certificate of incorporation, our bylaws and the applicable provisions of the Delaware General Corporation Law.

Authorized Capital Stock
Our authorized capital stock consists of 100,000,000 shares of Class A common stock and 10,000,000 shares of Class B common stock.
Voting, Conversion and Redemption Rights
Shares of our Class A common stock have no voting rights and are not convertible. Shares of our Class B common stock have voting rights and are convertible into shares of Class A common stock on a share-for-share basis at any time at the option of the holder. The holders of our Class B common stock are not entitled to cumulative voting rights for the election of our directors. Our amended and restated certificate of incorporation and bylaws do not contain provisions permitting us to redeem shares of our common stock or permitting holders of common stock to require us to redeem their shares.
Dividend, Liquidation and Preemptive Rights
Holders of both classes of our common stock are entitled to participate on a share-for-share basis in any dividends declared by our board of directors. Both classes of our common stock have identical rights in the event of liquidation. The holders of our Class B common stock have preemptive rights to subscribe for additional shares of Class B common stock, shares of any other voting stock or any security convertible into shares of Class B common stock or other voting stock issued by us. The holders of our Class A common stock are not entitled to preemptive rights. All of the outstanding shares of our common stock are fully paid and nonassessable.
Restrictions on Transfer
Our amended and restated certificate of incorporation and bylaws do not contain provisions restricting the transfer of shares of our common stock. The voting rights of shares of our Class A common stock are not affected by the transfer of such shares.
Antitakeover Provisions
Our amended and restated certificate of incorporation and bylaws contain provisions that could make it harder for a third party to acquire us without the consent of our board of directors. For example, if a potential acquirer were to make a hostile bid for us, the acquirer would not be able to call a special meeting of stockholders to remove our board of directors or act by written consent without a meeting. The acquirer would also be required to provide advance notice of its proposal to replace directors at any annual meeting, and would not be able to cumulate votes at a meeting, which would require the acquirer to hold more shares to gain representation on the board of directors than if cumulative voting were permitted.
Our board of directors also has the ability to issue additional shares of common stock that could significantly dilute the ownership of a hostile acquirer. In addition, Section 203 of the Delaware General Corporation Law limits mergers and other business combination transactions involving 15 percent or greater stockholders of Delaware corporations unless certain board or stockholder approval requirements are satisfied. These provisions and other similar provisions make it more difficult for a third party to acquire us without negotiation.
Listing

Our Class A common stock and Class B common stock are listed on the Nasdaq Global Market and trade under the symbols “KELYA” and “KELYB.”

Transfer Agent

Computershare is the transfer agent and registrar for our common stock.

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